Exhibit 99.1

Dow reports third quarter 2019 results
FINANCIAL HIGHLIGHTS

•
GAAP EPS from continuing operations of $0.45; Operating EPS¹ of $0.91 versus pro forma results of $1.34 in the year-ago period. Operating EPS excludes significant items in the quarter, totaling $0.46 per share, primarily related to: environmental charges; integration and separation costs; and a gain associated with litigation matters.

•	GAAP Net Income of $347 million; Operating EBIT¹ of $1.1 billion versus pro forma results of $1.6 billion in the year-ago period.

•	Net Sales were $10.8 billion, down 15% versus pro forma results in the year-ago period, driven by lower local prices primarily due to declines in global energy prices.

•
Volume declined 2% versus pro forma results in the year-ago period. Demand growth in packaging, polyurethanes and silicones applications was more than offset by lower hydrocarbon co-product sales, resulting from a lighter feedstock slate in Europe, and increased ethylene integration from the startup of new U.S. Gulf Coast assets. Excluding the Hydrocarbons & Energy business, volume rose 1%.

•
Local price declined 12% versus pro forma results in the year-ago period, driven primarily by decreases in polyethylene, hydrocarbon co-products, siloxanes and isocyanates. Currency decreased sales by 1%.

•
Equity losses were $44 million, compared to pro forma equity earnings of $135 million in the year-ago period. The reduction was primarily due to lower results at the Kuwait joint ventures, driven by margin compression in monoethylene glycol (MEG) and polyethylene.

•
Operating EBIT was $1.1 billion, down from pro forma results of $1.6 billion in the year-ago period, reflecting margin compression and the impact from lost production in Argentina. These factors were partly offset by savings from cost synergies and stranded cost removal, as well as new capacity on the U.S. Gulf Coast. Sequentially, Operating EBIT rose $58 million and Operating EBIT Margin expanded 80 basis points (bps), driven by lower planned maintenance spending in the Industrial Solutions business and margin expansion in Packaging & Specialty Plastics.

•	Completed the Materials Science Division $1.365 billion cost synergy program and removed $40 million of stranded costs in the quarter.

•
Cash provided by operating activities - continuing operations was $1.8 billion, up $1.6 billion versus the year-ago period. Capital expenditures in the quarter were $472 million and free cash flow[2] was $1.3 billion.

•	Returned $0.6 billion to shareholders in the quarter, including $0.5 billion in dividends and $0.1 billion in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended September 30			Three Months Ended June 30
In millions, except per share amounts	3Q19 As Reported	3Q18[3] Pro Forma	vs. SQLY [B / (W)]	2Q19 As Reported	vs. PQ [B / (W)]
Net Sales	$10,764	$12,697	$(1,933)	$11,014	$(250)
Operating EBIT [1]	$1,117	$1,611	$(494)	$1,059	$58
Operating EBIT Margin [1]	10.4%	12.7%	(230) bps	9.6%	80 bps
Operating EBITDA [1]	$1,856	$2,343	$(487)	$1,802	$54
Operating EPS [1]	$0.91	$1.34	$(0.43)	$0.86	$0.05
Cash provided by operating activities - continuing ops	$1,790	$203	$1,587	$960	$830

1.	Op. EPS, Op. EBIT, Op. EBIT Margin and Op. EBITDA are non-GAAP measures. See page 13 for further discussion.

2.	Free cash flow is defined as cash flows from operating activities - continuing operations, excluding the impact of ASU 2016-15, less capital expenditures.

3.	Financial information for the three months ended September 30, 2018 was prepared on a pro forma basis and determined in accordance with Article 11 of Regulation S-X.
®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports third quarter 2019 results

CEO QUOTE
Jim Fitterling, chief executive officer, commented on the quarter:
“Our results this quarter demonstrated the Dow team’s focus on managing operational levers in response to a difficult business environment. We grew volume in our packaging, polyurethanes and silicones businesses, and once again successfully leveraged our industry-leading feedstock flexibility in the U.S. and Europe. Our team also took actions to improve pricing - with notable improvements in the Packaging and Specialty Plastics business toward the end of the quarter. Further, we continued to drive down our cost structure, completing the $1.365 billion cost synergy program and removing $40 million of stranded costs. Together, these factors delivered sequential earnings, margins and free cash flow improvements. Overall, our results showcased the strengths of the Dow portfolio and team.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q19	3Q18	vs. SQLY [B / (W)]	2Q19	vs. PQ [B / (W)]
Net Sales	$5,062	$6,157	$(1,095)	$5,205	$(143)
Operating EBIT	$798	$857	$(59)	$768	$30
Operating EBIT Margin	15.8%	13.9%	190 bps	14.8%	100 bps
Equity Earnings (Losses)	$23	$83	$(60)	$74	$(51)

Packaging & Specialty Plastics net sales were $5.1 billion, down $1.1 billion versus pro forma results in the year-ago period. Volume declined 4% as growth in Packaging and Specialty Plastics was more than offset by a decline in Hydrocarbons & Energy. Local price declined 13%, and currency decreased net sales by 1%.
Packaging and Specialty Plastics reported a decline in net sales as volume growth was more than offset by reduced prices. Volume gains were reported in Asia Pacific and Europe, Middle East, Africa & India. Lower volume in Latin America was due to restricted monomer supply as ethylene operations in Argentina were offline through the quarter. The business reported the strongest end-market growth in industrial and consumer packaging, flexible food and specialty packaging, and health and hygiene applications.
Hydrocarbons & Energy reported a net sales decline on lower volume and price. The sales volume decline was driven primarily by: lighter feedstock usage in Europe, leading to lower co-product production volumes; increased ethylene integration (lower merchant sales) from the startup of new U.S. Gulf Coast assets; and planned turnaround activity in Europe.
Equity earnings for the segment were $23 million, down from pro forma equity earnings of $83 million in the year-ago period. The decline was primarily driven by lower earnings from the Kuwait joint ventures and increased equity losses from Sadara.
Operating EBIT was $798 million, down $59 million versus pro forma results in the year-ago period. Margin expansion, contributions from new capacity and cost synergy savings were more than offset by lower equity earnings.

In September, a judgment was entered by The Court of the Queen’s Bench in Alberta, Canada ordering Nova Chemicals to pay the Company approximately CAD$1.43 billion (equivalent to approximately USD$1.08 billion). The judgment relates to an initial ruling in June 2018 where the court found that Nova violated several contractual agreements related to ethane allocation and ethylene production under a jointly-owned ethylene asset. The judgment is subject to appeal. On October 10, 2019, Dow received the related cash payment (net of tax withholding) of USD$0.8 billion. Subsequently, the Company issued a make whole call for the full redemption of $1.25 billion of notes due in 2021, further reducing debt.
®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports third quarter 2019 results

Industrial Intermediates & Infrastructure

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q19	3Q18	vs. SQLY [B / (W)]	2Q19	vs. PQ [B / (W)]
Net Sales	$3,365	$3,913	$(548)	$3,342	$23
Operating EBIT	$193	$466	$(273)	$154	$39
Operating EBIT Margin	5.7%	11.9%	(620) bps	4.6%	110 bps
Equity Earnings (Losses)	$(70)	$54	$(124)	$(78)	$8

Industrial Intermediates & Infrastructure net sales were $3.4 billion, down $548 million versus pro forma results in the year-ago period. Volume was flat, local price declined 13%, and currency decreased net sales by 1%.

Polyurethanes & Construction Chemicals reported a net sales decline, as modest volume growth was more than offset by price declines, led by lower components (isocyanates and polyols) prices. Local price declines were reported in all geographic regions. Volume growth was led by the U.S. & Canada on improved supply of methylene diphenyl diisocyanate (MDI), as the year-ago period was impacted by planned turnaround activity. In addition, volume growth continued in polyurethane systems, as the business marked 25 consecutive quarters of year-over-year volume growth.

Industrial Solutions reported lower net sales, primarily driven by price declines that reflected lower feedstock costs. The business reported a modest decline in volume, driven by reduced demand in energy, agricultural and automotive end-markets, which more than offset growth in catalyst applications and pharma end-markets.

Equity losses for the segment were $70 million, down from pro forma equity earnings of $54 million in the year-ago period, primarily due to margin compression in isocyanates at Sadara and MEG at the Kuwait joint ventures.

Operating EBIT was $193 million, down $273 million versus pro forma results in the year-ago period, primarily due to lower equity earnings and margin compression in isocyanates and MEG.

Performance Materials & Coatings

	Three Months Ended September 30			Three Months Ended June 30
In millions, except margin percentages	3Q19	3Q18	vs. SQLY [B / (W)]	2Q19	vs. PQ [B / (W)]
Net Sales	$2,250	$2,552	$(302)	$2,356	$(106)
Operating EBIT	$200	$398	$(198)	$214	$(14)
Operating EBIT Margin	8.9%	15.6%	(670) bps	9.1%	(20) bps
Equity Earnings (Losses)	$2	$3	$(1)	$1	$1

Performance Materials & Coatings net sales were $2.3 billion, down $302 million versus pro forma results in the year-ago period. Local price declined 10%, volume declined by 1%, and currency decreased net sales by 1%.

Consumer Solutions reported a decline in net sales as volume growth in Asia Pacific and the U.S. & Canada was more than offset by local price declines in all geographic regions, led by lower siloxanes prices. The business reported year-over-year volume growth in the infrastructure end-market, as well as improved demand for siloxanes in Asia Pacific. These more than offset demand contraction in automotive and consumer electronics end-markets.

Coatings & Performance Monomers reported lower net sales on declines in local price and volume. Coatings volume declined, primarily driven by lower demand in U.S. & Canada architectural coatings and in Asia Pacific industrial coatings end-markets. Performance Monomers volume declined, primarily due to lower merchant sales of acrylates in North America.

Operating EBIT was $200 million, down $198 million versus pro forma results in the year-ago period, primarily due to margin compression in siloxanes and lower coatings and monomers demand.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports third quarter 2019 results

OUTLOOK
“Over the past year, we have made strong progress on our operational and financial playbook for the new Dow,” said Fitterling. “We have taken prudent actions to adapt quickly to the macro environment and to preserve our financial strength. Moving forward, we will continue to leverage our feedstock flexibility; advance lower-risk, higher-return growth investments; and achieve our stranded cost removal target. We will also remain steadfast in driving improvements to our free cash flow - demonstrated by our recent debt redemption announcement, which will use the cash payment from the Nova judgment. These actions enable us to manage the current environment and place us in a strong competitive position when the industrial economy rebounds.”

Conference Call
Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines one of the broadest technology sets in the industry with asset integration, focused innovation and global scale to achieve profitable growth and become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of performance materials, industrial intermediates and plastics businesses delivers a broad range of differentiated science-based products and solutions for our customers in high-growth segments, such as packaging, infrastructure and consumer care. Dow operates 113 manufacturing sites in 31 countries and employs approximately 37,000 people. Dow delivered pro forma sales of approximately $50 billion in 2018. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

###

For further information, please contact:

Investors:	Media:
Neal Sheorey	Kyle Bandlow
nrsheorey@dow.com	kbandlow@dow.com
+1 989-636-6347	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance, financial condition, and other matters, and often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.
Forward-looking statements include, but are not limited to, expectations as to future sales of Dow’s products; the ability to protect Dow’s intellectual property in the United States and abroad; estimates regarding Dow’s capital requirements and need for and availability of financing; estimates of Dow’s expenses, future revenues and profitability; estimates of the size of the markets for Dow’s products and services and Dow’s ability to compete in such markets; expectations related to the rate and degree of market acceptance of Dow’s products; the outcome of certain Dow contingencies, such as litigation and environmental matters; estimates of the success of competing technologies that may become available and expectations regarding the benefits and costs associated with each of the foregoing.
Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are based on certain assumptions and expectations of future events which may not be realized and speak only as of the date the statements were made. In addition, forward-looking statements also involve risks, uncertainties and other factors that are beyond Dow’s control that could cause Dow’s

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports third quarter 2019 results

actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; ability to protect, defend and enforce Dow’s intellectual property rights; increased competition; changes in relationships with Dow’s significant customers and suppliers; unanticipated expenses such as litigation or legal settlement expenses; unanticipated business disruptions; Dow’s ability to predict, identify and interpret changes in consumer preferences and demand; Dow’s ability to complete proposed divestitures or acquisitions; Dow’s ability to realize the expected benefits of acquisitions if they are completed; the availability of financing to Dow in the future and the terms and conditions of such financing; and disruptions in Dow’s information technology networks and systems. Additionally, there may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business.
Risks related to achieving the anticipated benefits of our separation from DowDuPont Inc. include, but are not limited to, a number of conditions including risks outside the control of Dow including risks related to (i) Dow’s inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont, (ii) certain tax risks associated with the separation, (iii) Dow’s inability to make necessary changes to operate as a stand-alone company, (iv) the failure of Dow’s pro forma financial information to be a reliable indicator of Dow’s future results, (v) Dow’s inability to enjoy the same benefits of diversity, leverage and market reputation that it enjoyed as a combined company, (vi) Dow’s inability to receive third-party consents required under the separation agreement, (vii) Dow’s customers, suppliers and others' perception of Dow’s financial stability on a stand-alone basis, (viii) non-compete restrictions under the separation agreement, (ix) receipt of less favorable terms in the commercial agreements we entered into with E. I. du Pont de Nemours and Company n/k/a/ DuPont de Nemours, Inc.(“DuPont”) and Corteva, Inc. (“Corteva”), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (x) Dow’s obligation to indemnify DuPont and/or Corteva for certain liabilities.
Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. For a more detailed discussion of Dow’s risks and uncertainties, see the section titled “Risk Factors” contained in Dow Inc. and TDCC’s combined Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, in the Current Report on Form 8-K of Dow Inc. and TDCC, filed with the SEC on July 25, 2019, recasting portions of the TDCC 10‑K for the fiscal year ended December 31, 2018, and in Part I, Item 1A of the Annual Report on Form 10-K of TDCC for the fiscal year ended December 31, 2018. Dow Inc. and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Separation from DowDuPont
On April 1, 2019, DowDuPont Inc. ("DowDuPont" and effective June 3, 2019, n/k/a DuPont de Nemours, Inc. or "DuPont") completed the separation of its materials science business and Dow Inc. became the direct parent company of The Dow Chemical Company and its consolidated subsidiaries ("TDCC" and together with Dow Inc., "Dow" or the "Company"), owning all of the outstanding common shares of TDCC. For filings related to the period commencing April 1, 2019 and thereafter, TDCC was deemed the predecessor to Dow Inc., and the historical results of TDCC are deemed the historical results of Dow Inc. for periods prior to and including March 31, 2019. The information in this report reflects the results of Dow and its consolidated subsidiaries, after giving effect to the distribution to DowDuPont of TDCC’s agricultural sciences business (“AgCo”) and specialty products business (“SpecCo”) and the receipt of E. I. du Pont de Nemours and Company and its consolidated subsidiaries' (“Historical DuPont”) ethylene and ethylene copolymers business (other than its ethylene acrylic elastomers business) ("ECP").

The separation was contemplated by the merger of equals transaction effective August 31, 2017, under the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017. TDCC and Historical DuPont each merged with subsidiaries of DowDuPont and, as a result, TDCC and Historical DuPont became subsidiaries of DowDuPont (the “Merger”). Subsequent to the Merger, TDCC and Historical DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information is based on the consolidated financial statements of TDCC, adjusted to give effect to the separation from DowDuPont as if it had been consummated on January 1, 2017. For the nine months ended September 30, 2019 and the three and nine months ended September 30, 2018, pro forma adjustments have been made for (1) the margin impact of various manufacturing, supply and service related agreements entered into with DuPont and Corteva in connection with the separation which provide for different pricing than the historical intercompany and intracompany pricing practices of TDCC and Historical DuPont, (2) the removal of the amortization of ECP's inventory step-up recognized in connection with the Merger, and (3) the elimination of the impact of events directly attributable to the Merger, internal reorganization and business realignment, separation, distribution and other related transactions (e.g., one-time transaction costs). The results for the three months ended September 30, 2019, are presented under accounting principles generally accepted in the United States of America ("U.S. GAAP").

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what Dow's results of operations actually would have been had the separation from DowDuPont been completed as of January 1, 2017, nor is it indicative of the future operating results of Dow. The unaudited pro forma information does not reflect restructuring or integration activities or other costs following the separation from DowDuPont that may be incurred to achieve cost or growth synergies of Dow. For further information on the unaudited pro forma financial information, please refer to the Company's Current Report on Form 8-K dated June 3, 2019.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures include the Company's pro forma consolidated results and pro forma earnings per share on an adjusted basis. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 13. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items. Pro forma operating earnings per share is defined as "Pro Forma earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, excluding the impact of significant items. Pro forma operating EBIT is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales. Pro forma Operating EBIT margin is defined as pro forma Operating EBIT as a percentage of pro forma net sales.

Operating EBITDA is defined as earnings (i.e., "Income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items. Pro forma operating EBITDA is defined as pro forma earnings (i.e., "Pro Forma income from continuing operations before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Cash flows from operating activities - continuing operations, excluding the impact of Accounting Standards Update 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15"), is defined as cash provided by (used in) operating activities - continuing operations, excluding the impact of ASU 2016-15 and related interpretive guidance. Management believes this non-GAAP financial measure is relevant and meaningful as it presents cash flows from operating activities inclusive of all trade accounts receivable collection activity, which Dow utilizes in support of its operating activities.

Free cash flow is defined as "Cash Flow from Operating Activities - Continuing Operations," excluding the impact of ASU 2016-15, less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Nine Months Ended
	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
Net sales	$10,764	$12,634	$32,747	$37,660
Cost of sales	9,377	10,456	27,939	30,976
Research and development expenses	194	193	592	622
Selling, general and administrative expenses	388	409	1,258	1,376
Amortization of intangibles	100	117	320	353
Restructuring and asset related charges - net	147	48	368	175
Integration and separation costs	164	313	964	799
Equity in earnings (losses) of nonconsolidated affiliates	(44)	135	(73)	529
Sundry income (expense) - net	301	(3)	369	37
Interest income	19	22	58	60
Interest expense and amortization of debt discount	233	258	711	781
Income from continuing operations before income taxes	437	994	949	3,204
Provision for income taxes on continuing operations	90	280	356	755
Income from continuing operations, net of tax	347	714	593	2,449
Income from discontinued operations, net of tax	—	335	445	1,403
Net income	347	1,049	1,038	3,852
Net income attributable to noncontrolling interests	14	36	74	102
Net income available for Dow Inc. common stockholders	$333	$1,013	$964	$3,750
	—	—	—	—
Per common share data:
Earnings per common share from continuing operations - basic	$0.45	$0.91	$0.71	$3.17
Earnings per common share from discontinued operations - basic	—	0.45	0.58	1.85
Earnings per common share - basic	$0.45	$1.36	$1.29	$5.02
Earnings per common share from continuing operations - diluted	$0.45	$0.91	$0.71	$3.17
Earnings per common share from discontinued operations - diluted	—	0.45	0.58	1.85
Earnings per common share - diluted	$0.45	$1.36	$1.29	$5.02

Weighted-average common shares outstanding - basic	739.8	747.2	743.3	747.2
Weighted-average common shares outstanding - diluted	743.0	747.2	746.1	747.2

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Sep 30, 2019	Dec 31, 2018
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2019: $36; 2018: $71)	$2,823	$2,724
Marketable securities	11	100
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2019: $49; 2018: $42)	5,125	5,646
Other	3,683	3,389
Inventories	6,416	6,899
Other current assets	891	712
Assets of discontinued operations - current	—	19,900
Total current assets	18,949	39,370
Investments
Investment in nonconsolidated affiliates	3,007	3,320
Other investments (investments carried at fair value - 2019: $1,709; 2018: $1,699)	2,737	2,646
Noncurrent receivables	881	360
Total investments	6,625	6,326
Property
Property	54,890	53,984
Less accumulated depreciation	33,887	32,566
Net property (variable interest entities restricted - 2019: $621; 2018: $683)	21,003	21,418
Other Assets
Goodwill	9,785	9,846
Other intangible assets (net of accumulated amortization - 2019: $3,748; 2018: $3,379)	3,859	4,225
Operating lease right-of-use assets	2,130	—
Deferred income tax assets	1,765	1,779
Deferred charges and other assets	821	735
Total other assets	18,360	16,585
Total Assets	$64,937	$83,699
Liabilities and Equity
Current Liabilities
Notes payable	$517	$298
Long-term debt due within one year	378	338
Accounts payable:
Trade	3,855	4,456
Other	2,025	2,479
Operating lease liabilities - current	418	—
Income taxes payable	490	557
Accrued and other current liabilities	3,518	2,931
Liabilities of discontinued operations - current	—	4,488
Total current liabilities	11,201	15,547
Long-Term Debt (variable interest entities nonrecourse - 2019: $44; 2018: $75)	17,213	19,253
Other Noncurrent Liabilities
Deferred income tax liabilities	380	501
Pension and other postretirement benefits - noncurrent	8,447	8,926
Asbestos-related liabilities - noncurrent	1,087	1,142
Operating lease liabilities - noncurrent	1,735	—
Other noncurrent obligations	6,888	4,709
Total other noncurrent liabilities	18,537	15,278
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2019: 749,025,762 shares; 2018: 100 shares)	7	—
Additional paid-in capital	7,239	7,042
Retained earnings	19,873	35,460
Accumulated other comprehensive loss	(9,219)	(9,885)
Unearned ESOP shares	(95)	(134)
Treasury stock at cost (2019: 7,961,732 shares; 2018: zero shares)	(406)	—
Dow Inc.’s stockholders’ equity	17,399	32,483
Noncontrolling interests	587	1,138
Total equity	17,986	33,621
Total Liabilities and Equity	$64,937	$83,699

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Nine Months Ended
	Sep 30, 2019	Sep 30, 2018
Operating Activities
Net income	$1,038	$3,852
Less: Income from discontinued operations, net of tax	445	1,403
Income from continuing operations, net of tax	593	2,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,225	2,183
Provision (credit) for deferred income tax	(146)	5
Earnings of nonconsolidated affiliates less than dividends received	927	81
Net periodic pension benefit cost	101	252
Pension contributions	(206)	(1,533)
Net gain on sales of assets, businesses and investments	(48)	(24)
Adjustment to gain on step acquisition of nonconsolidated affiliate	—	20
Restructuring and asset related charges - net	368	175
Other net loss	143	327
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	994	(1,422)
Inventories	483	(1,120)
Accounts payable	(926)	1,453
Other assets and liabilities, net	(715)	(1,139)
Cash provided by operating activities - continuing operations	3,793	1,707
Cash provided by operating activities - discontinued operations	187	817
Cash provided by operating activities	3,980	2,524
Investing Activities
Capital expenditures	(1,384)	(1,445)
Investment in gas field developments	(71)	(82)
Purchases of previously leased assets	(9)	—
Proceeds from sales of property and businesses, net of cash divested	47	15
Acquisitions of property and businesses, net of cash acquired	—	(20)
Investments in and loans to nonconsolidated affiliates	(333)	(11)
Distributions and loan repayments from nonconsolidated affiliates	—	55
Purchases of investments	(784)	(1,301)
Proceeds from sales and maturities of investments	973	1,025
Proceeds from interests in trade accounts receivable conduits	—	657
Cash used for investing activities - continuing operations	(1,561)	(1,107)
Cash used for investing activities - discontinued operations	(34)	(203)
Cash used for investing activities	(1,595)	(1,310)
Financing Activities
Changes in short-term notes payable	149	425
Proceeds from issuance of long-term debt	2,146	—
Payments on long-term debt	(4,271)	(859)
Purchases of treasury stock	(406)	—
Proceeds from issuance of parent company stock	39	106
Transaction financing, debt issuance and other costs	(61)	—
Employee taxes paid for share-based payment arrangements	(54)	(76)
Distributions to noncontrolling interests	(16)	(41)
Purchases of noncontrolling interests	(131)	—
Dividends paid to stockholders	(1,033)	—
Dividends paid to DowDuPont Inc.	(535)	(3,158)
Settlements and transfers related to separation from DowDuPont Inc.	1,935	(276)
Other financing activities, net	—	2
Cash used for financing activities - continuing operations	(2,238)	(3,877)
Cash used for financing activities - discontinued operations	(18)	(44)
Cash used for financing activities	(2,256)	(3,921)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(54)	(59)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	75	(2,766)
Cash, cash equivalents and restricted cash at beginning of period	2,764	6,208
Cash, cash equivalents and restricted cash at end of period	$2,839	$3,442
Less: Restricted cash and cash equivalents, included in "Other current assets"	16	31
Cash and cash equivalents at end of period	$2,823	$3,411

Dow Inc. and Subsidiaries
Pro Forma Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
	As Reported	Pro Forma	Pro Forma	Pro Forma
Net sales	$10,764	$12,697	$32,794	$37,844
Cost of sales	9,377	10,505	27,971	31,118
Research and development expenses	194	191	592	621
Selling, general and administrative expenses	388	409	1,258	1,377
Amortization of intangibles	100	118	320	353
Restructuring and asset related charges - net	147	48	368	152
Integration and separation costs	164	289	914	730
Equity in earnings (losses) of nonconsolidated affiliates	(44)	135	(73)	529
Sundry income (expense) - net	301	(4)	369	37
Interest income	19	21	59	60
Interest expense and amortization of debt discount	233	258	710	781
Income from continuing operations before income taxes	437	1,031	1,016	3,338
Provision for income taxes on continuing operations	90	288	371	785
Income from continuing operations, net of tax	347	743	645	2,553
Net income attributable to noncontrolling interests	14	20	61	78
Net income from continuing operations available for Dow Inc. common stockholders	$333	$723	$584	$2,475

Per common share data:
Earnings per common share from continuing operations - basic	$0.45	$0.97	$0.78	$3.31
Earnings per common share from continuing operations - diluted	$0.45	$0.97	$0.78	$3.31

Weighted-average common shares outstanding - basic [1]	739.8	747.2	743.3	747.2
Weighted-average common shares outstanding - diluted [1]	743.0	747.2	746.1	747.2

1.	The weighted-average common shares outstanding - basic and diluted for the nine months ended September 30, 2019, are the same under both U.S. GAAP and on a pro forma basis.

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
	As Reported	Pro Forma	Pro Forma	Pro Forma
Packaging & Specialty Plastics	$5,062	$6,157	$15,405	$18,339
Industrial Intermediates & Infrastructure	3,365	3,913	10,196	11,688
Performance Materials & Coatings	2,250	2,552	6,926	7,596
Corporate	87	75	267	221
Total	$10,764	$12,697	$32,794	$37,844
U.S. & Canada	$3,932	$4,658	$11,970	$13,744
EMEAI [1]	3,621	4,390	11,234	13,270
Asia Pacific	2,193	2,372	6,471	7,056
Latin America	1,018	1,277	3,119	3,774
Total	$10,764	$12,697	$32,794	$37,844

Pro Forma Net Sales Variance by Segment and Geographic Region	Three Months Ended Sep 30, 2019 [2]					Nine Months Ended Sep 30, 2019
	Local Price & Product Mix	Currency	Volume	Portfolio / Other	Total	Local Price & Product Mix	Currency	Volume	Portfolio / Other	Total
Percent change from prior year
Packaging & Specialty Plastics	(13)%	(1)%	(4)%	—%	(18)%	(11)%	(2)%	(3)%	—%	(16)%
Industrial Intermediates & Infrastructure	(13)	(1)	—	—	(14)	(12)	(2)	1	—	(13)
Performance Materials & Coatings	(10)	(1)	(1)	—	(12)	(5)	(2)	(2)	—	(9)
Total	(12)%	(1)%	(2)%	—%	(15)%	(10)%	(2)%	(1)%	—%	(13)%
Total, excluding the Hydrocarbons & Energy business	(12)%	(1)%	1%	—%	(12)%	(10)%	(2)%	1%	—%	(11)%
U.S. & Canada	(13)%	—%	(2)%	(1)%	(16)%	(10)%	—%	(3)%	—%	(13)%
EMEAI [1]	(10)	(3)	(5)	—	(18)	(8)	(4)	(3)	—	(15)
Asia Pacific	(14)	(1)	7	—	(8)	(12)	(1)	5	—	(8)
Latin America	(14)	—	(6)	—	(20)	(14)	—	(3)	—	(17)
Total	(12)%	(1)%	(2)%	—%	(15)%	(10)%	(2)%	(1)%	—%	(13)%

1.	Europe, Middle East, Africa and India.

2.	As reported net sales for the three months ended September 30, 2019 compared with pro forma net sales for the three months ended September 30, 2018.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Packaging & Specialty Plastics	$798	$857	$2,256	$2,754
Industrial Intermediates & Infrastructure	193	466	624	1,428
Performance Materials & Coatings	200	398	685	1,045
Corporate	(74)	(110)	(246)	(280)
Total	$1,117	$1,611	$3,319	$4,947

Depreciation and Amortization by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Packaging & Specialty Plastics	$366	$352	$1,103	$1,048
Industrial Intermediates & Infrastructure	149	149	441	448
Performance Materials & Coatings	217	222	655	664
Corporate	7	9	26	23
Total	$739	$732	$2,225	$2,183

Operating EBITDA by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Packaging & Specialty Plastics	$1,164	$1,209	$3,359	$3,802
Industrial Intermediates & Infrastructure	342	615	1,065	1,876
Performance Materials & Coatings	417	620	1,340	1,709
Corporate	(67)	(101)	(220)	(257)
Total	$1,856	$2,343	$5,544	$7,130

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended		Nine Months Ended
	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Packaging & Specialty Plastics	$23	$83	$135	$250
Industrial Intermediates & Infrastructure	(70)	54	(196)	299
Performance Materials & Coatings	2	3	3	4
Corporate	1	(5)	(15)	(24)
Total	$(44)	$135	$(73)	$529

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBIT"	Three Months Ended		Nine Months Ended
	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Income from continuing operations, net of tax	$347	$743	$645	$2,553
+ Provision for income taxes on continuing operations	90	288	371	785
Income from continuing operations before income taxes	$437	$1,031	$1,016	$3,338
- Interest income	19	21	59	60
+ Interest expense and amortization of debt discount	233	258	710	781
- Significant items	(466)	(343)	(1,652)	(888)
Operating EBIT	$1,117	$1,611	$3,319	$4,947
+ Depreciation and amortization	739	732	2,225	2,183
Operating EBITDA	$1,856	$2,343	$5,544	$7,130

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Sep 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$437	$333	$0.45
Less: Significant items
Integration and separation costs	(164)	(132)	(0.18)	Integration and separation costs
Restructuring and asset related charges - net	(147)	(115)	(0.15)	Restructuring and asset related charges - net
Warranty accrual adjustment of exited business	39	30	0.04	Cost of sales
Environmental charges [4]	(399)	(311)	(0.42)	Cost of sales
Litigation related charges, awards and adjustments [5]	205	178	0.24	Sundry income (expense) - net
Loss on divestitures	—	4	0.01	Provision for income taxes on continuing operations
Total significant items	$(466)	$(346)	$(0.46)
Operating results (non-GAAP)	$903	$679	$0.91

Significant Items Impacting Results for the Three Months Ended Sep 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$1,031	$723	$0.97
Less: Significant items
Integration and separation costs	(289)	(251)	(0.33)	Integration and separation costs
Restructuring and asset related charges - net	(48)	(37)	(0.05)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(6)	(5)	(0.01)	Sundry income (expense) - net
Income tax related items [6]	—	17	0.02	Provision for income taxes on continuing operations
Total significant items	$(343)	$(276)	$(0.37)
Operating pro forma results (non-GAAP)	$1,374	$999	$1.34
1. "Income from continuing operations before income taxes" or pro forma "Income from continuing operations before income taxes."
2. "Net income available for Dow Inc. common stockholders" or pro forma "Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. "Earnings per common share from continuing operations - diluted" or pro forma "Earnings per common share from continuing operations - diluted."
4. Related to environmental remediation, primarily resulting from the culmination of long-standing negotiations with regulators and/or agencies and review of additional costs to manage ongoing remediation activities resulting from Dow’s separation from DowDuPont and related agreements with Corteva and DuPont.
5. Includes a gain associated with a legal settlement with Nova, as well as a gain related to an adjustment of the Dow Silicones breast implant liability and a charge related to the settlement of the Dow Silicones commercial creditor matters.
6. Related to effects of U.S. Tax Reform.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$1,016	$584	$0.78
Less: Significant items
Integration and separation costs	(914)	(735)	(0.99)	Integration and separation costs
Restructuring and asset related charges - net	(368)	(318)	(0.42)	Restructuring and asset related charges - net
Loss on divestitures	(44)	(43)	(0.05)	Sundry income (expense) - net
Loss on early extinguishment of debt	(44)	(34)	(0.04)	Sundry income (expense) - net
Litigation related charges, awards and adjustments [4]	205	178	0.24	Sundry income (expense) - net
Environmental charges [5]	(399)	(311)	(0.42)	Cost of sales
Indemnification and other transaction related costs [6]	(127)	(240)	(0.32)	Cost of sales ($75 million); Sundry income (expense) - net ($52 million); Provision for income taxes on continuing operations ($113 million)
Warranty accrual adjustment of exited business	39	30	0.04	Cost of sales
Total significant items	$(1,652)	$(1,473)	$(1.96)
Operating pro forma results (non-GAAP)	$2,668	$2,057	$2.74

Significant Items Impacting Results for the Nine Months Ended Sep 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results	$3,338	$2,475	$3.31
Less: Significant items
Impact of Dow Silicones ownership restructure [7]	(20)	(18)	(0.02)	Sundry income (expense) - net
Integration and separation costs	(730)	(613)	(0.82)	Integration and separation costs
Restructuring and asset related charges - net	(152)	(125)	(0.17)	Restructuring and asset related charges - net
Gain on divestiture [8]	20	15	0.02	Sundry income (expense) - net
Loss on early extinguishment of debt	(6)	(5)	(0.01)	Sundry income (expense) - net
Income tax related items [9]	—	10	0.01	Provision for income taxes on continuing operations
Total significant items	$(888)	$(736)	$(0.99)
Operating pro forma results (non-GAAP)	$4,226	$3,211	$4.30
1. Pro forma "Income from continuing operations before income taxes."
2. Pro forma "Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. Pro forma "Earnings per common share from continuing operations - diluted."
4. Includes a gain associated with a legal settlement with Nova, as well as a gain related to an adjustment of the Dow Silicones breast implant liability and a charge related to the settlement of the Dow Silicones commercial creditor matters.
5. Related to environmental remediation, primarily resulting from the culmination of long-standing negotiations with regulators and/or agencies and review of additional costs to manage ongoing remediation activities resulting from Dow’s separation from DowDuPont and related agreements with Corteva and DuPont.
6. Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
7. Post-closing adjustments related to the Dow Silicones ownership restructure.
8. Reflects a pretax gain related to the sale of equity interests in MEGlobal.
9. Related to effects of U.S. Tax Reform.

Reconciliation of Non-GAAP Cash Flow Measures	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2019	Sep 30, 2018	Sep 30, 2019	Sep 30, 2018
Cash provided by operating activities - continuing operations (GAAP)	$1,790	$203	$3,793	$1,707
Impact of ASU 2016-15 and related interpretive guidance	—	1	—	657
Cash flows from operating activities - continuing operations, excluding impact of ASU 2016-15 (non-GAAP)	$1,790	$204	$3,793	$2,364
Capital expenditures	(472)	(577)	(1,384)	(1,445)
Free cash flow (non-GAAP)	$1,318	$(373)	$2,409	$919